UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2023

LIFEMD, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-39785	76-0238453
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

236 Fifth Avenue, Suite 400
New York, NY 10001
(Address of principal executive offices, including zip code)

(866) 351-5907
(Registrant’s telephone number, including area code)

Check the appropriate box below if the 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	LFMD	The Nasdaq Capital Market
Series A Cumulative Perpetual Preferred Stock, $0.0001 per share	LFMDP	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joan LaRovere to the Board of Directors

On February 9, 2023, LifeMD, Inc. (the “Company”) appointed Dr. Joan LaRovere to the board of directors (the “Board”) of the Company.

Dr. LaRovere is a Co-Founder and Vice President of Virtue Foundation, founded in 2002, as a non-profit organization with Special Consultative Status to the United Nations whose mission is healthcare, education, and empowerment initiatives. She has served as an Assistant Professor of Pediatrics at Harvard Medical School since 2011 and as a Senior Staff Physician for Cardiac Intensive Care for Boston Children’s Hospital since 2011. Dr. LaRovere has been a Professional Advisor to the Delta V Summer Accelerator Program of Martin Trust Center for MIT Entrepreneurship since 2016. She has also served as an Operating Partner for iSelect Fund, a venture firm which invests in companies addressing critical global issues, since 2021. Previously, Dr. LaRovere served as Chief of the Pediatric Intensive Care Unit for The Royal Brompton Hospital, a part of Imperial College Medical School, from 1999 to 2011. She also served as a Consulting Physician to Bupa Cromwell Hospital from 2000 to 2011. She currently serves on the board of directors of Virtue Foundation, the Start MIT and MIT Fuse EIR programs of the Martin Trust Center for MIT Entrepreneurship, and as a Director of Innovation and Outcomes at Boston Children’s Hospital. Dr. LaRovere holds a Bachelor of Arts in Visual and Environmental Studies from Harvard University, a Master of Science in Genetics from the University of St. Andrews, a Doctorate of Medicine from Columbia University Vagelos College of Physicians and Surgeons, and a Master of Business Administration from the MIT Sloan School of Management.

Related Party Transactions

There are no related party transactions with regard to Dr. LaRovere reportable under Item 404(a) of Regulation S-K.

Compensatory Arrangements

In connection with Dr. LaRovere’s appointment to the Board, the Company and Dr. LaRovere entered into a Director Agreement, whereby, as compensation for her services as a member of the Board, Dr. LaRovere received (i) a grant of 75,000 restricted shares of the Company’s common stock, with 37,500 restricted shares vesting immediately and 37,500 restricted shares vesting on the two-year anniversary of the Director Agreement, pursuant to a Restricted Stock Award Agreement under the LifeMD, Inc. 2020 Equity and Incentive Plan, as amended (the “Plan”), and (ii) a stock option to purchase 37,500 shares of the Company’s common stock, vesting on the two-year anniversary of the Director Agreement, pursuant to a Non-Qualified Stock Option Agreement under the Plan. Additionally, Dr. LaRovere shall be paid $6,000 per quarter, as compensation for her services as a member of the Board. Unvested restricted shares and stock options will vest immediately in the event that Dr. LaRovere is removed as director or not asked to stand for re-election for reasons other than for “Cause,” as defined in the Plan, or immediately prior to the closing of a “Change in Control,” as defined in the respective award agreements. The awards may be forfeited in the event of Dr. LaRovere’s breach of certain covenants contained in the respective award agreements.

Item 5.02 of this Current Report on Form 8-K contains only a brief description of the material terms of and does not purport to be a complete description of the rights and obligations of the parties to the Director Agreement, Restricted Stock Award Agreement and Non-Qualified Stock Option Agreement, and such description is qualified in its entirety by reference to the full text of the agreements, which are filed as Exhibits 10.1 through 10.3 and incorporated by reference into this Current Report on Form 8-K.

Resignation of Kathleen E. Walsh from the Board of Directors

Effective February 9, 2023, Kathleen E. Walsh voluntarily resigned from her position as a member of the Board in connection with her appointment as the Secretary of the Executive Office of Health and Human Services for the Commonwealth of Massachusetts. Ms. Walsh did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Item 8.01 Other Events

On February 10, 2023, the Company issued a press release announcing the appointment of Joan LaRovere. A copy of the press release is filed as Exhibit 99.1 and is incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description

10.1	Director Agreement, dated February 9, 2023 between LifeMD, Inc. and Joan LaRovere
10.2	Restricted Stock Award Agreement, dated February 9, 2023, between LifeMD, Inc. and Joan LaRovere
10.3	Non-Qualified Stock Option Agreement, dated February 9, 2023, between LifeMD, Inc. and Joan LaRovere
99.1	Press Release, dated February 10, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEMD, INC.

Dated: February 10, 2023	By:	/s/ Eric Yecies
Eric Yecies
General Counsel and Chief Compliance Officer